Exhibit 12

                             Foster Wheeler Corporation

Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and
       Combined Fixed Charges and Preferred Share Dividend Requirements
                                            ($000's)

                                        Fiscal  Year

-----------------------------------------------------------------------------

                              1997(1)   1996      1995      1994     1993
                              ----      ----      ----      ----     ----

Earnings:

Net Earnings                 $  5,624   $82,240  $ 28,534   65,410  $ 57,704

Taxes on Income                13,892    44,626    41,129   41,457    39,114

Total Fixed Charges            84,541    74,002    60,920   45,412    43,371

Capitalized Interest         (10,379)   (6,362)   (1,634)    (467)     (213)

Capitalized Interest            2,184     2,528     2,273    2,189     2,180
Amortized

Equity Earnings of
non-consolidated
associated companies
accounted for by the
equity method, net of
Dividends                     (9,796)   (1,474)    (1,578)    (623)     (883)
                              -------  --------  -------- --------  ---------
                              $86,066  $195,560  $129,644 $153,378  $141,273

Fixed Charges:

Interest Expense              $54,675   $54,940   $49,011  $34,978   $33,558

Capitalized Interest           10,379     6,362     1,634      467       213

Imputed Interest on
non-capitalized lease
payment                        19,487    12,700    10,275    9,967     9,600
                              -------  --------  -------- --------  ---------
                              $84,541   $74,002   $60,920  $45,412   $43,371



Ratio of Earnings to             1.02      2.64      2.13     3.38      3.26
Fixed Charges



* There were no preferred shares outstanding during any of the periods indicated and therefore the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for each period indicated. (1) Restated from amounts previously reported. See Note 1 to financial statements.